UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    May 17, 2005

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-8897 (Commission File Number)	06-1119097 (I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At the Company's Annual Meeting of Shareholders on May 17, 2005, the proposal to approve the Big Lots 2005 Long-Term Incentive Plan (the "2005 Incentive Plan") was approved by the Company's shareholders. The 2005 Incentive Plan is designed to support the Company's long-term business objectives in a manner consistent with its executive compensation philosophy. The 2005 Incentive Plan allows the Company to continue to offer its employees long-term, equity and qualified performance-based compensation in order to (i) align the interest of salaried employees, advisors and consultants with those of the shareholders through increased employee ownership of the Company, and (ii) attract, motivate and retain experienced and highly qualified salaried employees, advisors and consultants who will contribute to the Company's financial success. All salaried employees, consultants and advisors of the Company and its affiliates (other than non-employee directors) are eligible to receive Awards (as defined below) under the 2005 Incentive Plan.

As with its prior equity compensation plan, the Big Lots, Inc. 1996 Performance Incentive Plan, as amended (the "1996 Incentive Plan"), the 2005 Incentive Plan is an omnibus plan that provides for a variety of types of Awards to maintain flexibility. The 2005 Incentive Plan permits the granting of (i) non-qualified stock options, (ii) incentive stock options, as defined in Section 422 of the Internal Revenue Code, (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, and (vi) performance units (all of which are referred to collectively as "Awards"). The total number of the Company's common shares available for Awards under the 2005 Incentive Plan is equal to the sum of (i) 1,250,000 newly issued common shares, plus (ii) the number of common shares that remain available for use under the 1996 Incentive Plan on December 30, 2005, plus (iii) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each of the Company's fiscal years that the 2005 Incentive Plan is in effect.

This summary is qualified in its entirety by reference to the full text of the 2005 Incentive Plan attached to this Form 8-K as Exhibit 10.1.

Item 2.02 Results of Operations and Financial Condition.

On May 17, 2005, the Company issued a press release and conducted a conference call, both of which reported the Company’s unaudited first quarter results. Attached as exhibits to this Form 8-K are copies of the Company’s May 17, 2005 press release (Exhibit 99.1) and the transcript of the Company’s May 17, 2005 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, the Company is making no admission as to the materiality of any information in this Form 8-K or the exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, the Company’s $500 million five-year unsecured credit facility dated October 29, 2004 (the “2004 Credit Agreement”) provides the Company with access to revolving loans and includes a $30 million swing loan sub-limit, a $50 million bid loan sub-limit, and a $150 million letter of credit sub-limit. At May 17, 2005, the total indebtedness under the 2004 Credit Agreement was $138.0 million, comprised of $85.0 million in revolving credit loans, $7.5 million in swing loans, no bid loans, and $45.5 million in letters of credit. The Company expects borrowings and letters of credit through mid-June 2005 to range between $150.0 million and $200.0 million. Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year and the Company’s need to acquire merchandise inventory.

The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin. The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders. The weighted average interest rate of the outstanding loans at May 17, 2005 was 3.47%. The Company typically repays and/or borrows on a daily basis in accordance with the terms of the 2004 Credit Agreement. The daily activity is a net result of the Company’s liquidity position which is affected by (i) cash inflows such as store cash, credit card settlements, and other miscellaneous deposits, and (ii) cash outflows such as check clearings, wire and other electronic transactions, and other miscellaneous disbursements.

The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios – a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits

Exhibit No.	Description
10.1	Big Lots 2005 Long-Term Incentive Plan.

99.1	Big Lots, Inc. press release dated May 17, 2005.

99.2	Transcript of Big Lots, Inc. conference call dated May 17, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: May 23, 2005	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary